Exhibit 99.1

        SANGAMO BIOSCIENCES REPORTS 2006 THIRD QUARTER FINANCIAL RESULTS

    RICHMOND, Calif., Oct. 30 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the third quarter ended September 30, 2006. The consolidated net loss was $2.8 million, or $0.09 per share, as compared to a net loss of $3.7 million, or $0.14 per share, in the same period of 2005. As of September 30, 2006, the company had cash, cash equivalents, investments and interest receivable of $57.0 million.

    Revenues for the third quarter of 2006 were $1.8 million as compared to third quarter 2005 revenues of $412,000. Third quarter 2006 revenues were from Sangamo's agreement with Dow AgroSciences (DAS), federal government research grants, enabling technology research agreements, and human therapeutics collaborations. The increase in revenues for the third quarter of 2006 compared with 2005 was primarily attributable to revenues from the DAS agreement, which was entered into in the fourth quarter of 2005.

    Total third quarter 2006 operating expenses were $5.4 million as compared to $4.2 million in the prior year period. Research and development expenses were $3.9 million for the three months ended September 30, 2006 as compared to $3.0 million for the third quarter of 2005. General and administrative expenses were $1.6 million for the three months ended September 30, 2006 and $1.2 million for the third quarter of 2005. The increase in total expenses for the third quarter of 2006 was attributable to increased external development expenses, primarily associated with manufacturing costs for the Company's upcoming Phase 2 clinical trial, increased personnel and lab supply expenses primarily due to increased head count in the research and development departments and increased professional service-related expenses. Total expenses also included a non-cash charge of $565,000 during the third quarter ended September 30, 2006 for employee stock-based compensation. As of January 1, 2006 the Company has adopted Statement of Financial Accounting Standards No. 123R and is reporting employee-stock based compensation expense in our GAAP results.

    Net interest and other income for the third quarter of 2006 was $798,000 as compared to $125,000 in the comparable period of 2005.

    Recent Highlights

    -- Sangamo BioSciences and the Juvenile Diabetes Research Foundation (JDRF) announced a partnership to provide financial support of Sangamo's Phase 2 human clinical studies of SB-509. JDRF, the major charitable funding organization of research leading to a cure for type 1 diabetes and its complications, will provide up to $3 million toward the Phase 2 clinical trial. The funding will enable Sangamo to accelerate development of its ZFP Therapeutic, SB-509, for the treatment of diabetic neuropathy (DN) and conduct additional clinical tests that may provide important information related to the mechanistic basis for therapeutic efficacy. SB-509 is a DNA-binding protein transcription factor (ZFP TF(TM)), designed to upregulate the expression of the gene encoding vascular endothelial growth factor (VEGF-A). Sangamo has completed a Phase 1a dose-escalation study and has an ongoing Phase 1b study of SB-509 in subjects with mild to moderate diabetic neuropathy. Later this year, the company intends to initiate a double-blind placebo-controlled, multi-treatment Phase 2 study in diabetics with mild to moderate sensory/motor neuropathy. Preclinical and clinical data from the SB- 509 program were also presented at the 42nd Annual Meeting of the European Association for the Study of Diabetes (EASD), held in Copenhagen, Denmark in September 2006.

    -- Sangamo presents data demonstrating that human immune system cells can be made permanently resistant to HIV infection by treatment with zinc finger DNA-binding protein nucleases (ZFN(TM)). Sangamo scientists and collaborators from the University of Pennsylvania made the presentation at the 46th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). Sangamo's ZFNs are designed to permanently modify the DNA sequence encoding CCR5, a co-receptor that enables HIV to enter and infect cells of the immune system. The reported results demonstrate that administration of Sangamo's CCR5-ZFNs to CD4+ T-cells, enabled the generation of a population of CCR5-modified, HIV resistant cells. ZFN-modified T-cells survived continuous exposure to HIV and expanded to the point that they represented the vast majority of cells in the population at the end of the experiment. In addition, plasmid DNA plus electroporation and adenoviral vectors were evaluated as modes of delivery of CCR5-specific ZFNs. While both methods support ZFN- mediated CCR5 disruption of T-cells, adenoviral delivery resulted in a ten- fold increase in CCR5-modified cells compared with non-viral methods. Researchers at Sangamo and the University of Pennsylvania are evaluating both delivery methods. Sangamo's clinical goal is to modify the CCR5 gene in T- cells of HIV-infected individuals to generate a reservoir of T-cells that is permanently resistant to HIV infection.

    -- Sangamo clinical collaborator presented data demonstrating the positive effects of ZFP TF treatment in a spinal cord injury model. Clinical collaborator, Michael Fehlings, M.D., Ph.D. presented preclinical data from Sangamo's ZFP Therapeutic(TM) program in nerve regeneration at the 2006 Annual Meeting of The Society for Neuroscience. Dr. Fehlings holds the Krembil Chair in Neural Repair and Regeneration at the Toronto Western Research Institute and University of Toronto, Ontario, Canada, is a Christopher Reeve Foundation Scientific Advisory Council member and a leading expert in the molecular mechanisms and treatment of spinal cord injury (SCI). The data demonstrate that treatment of the spinal cord at the time of injury with a VEGF-activating ZFP TF had a statistically significant effect on a number of measures of nerve integrity and health in an animal model of SCI. After administration of the ZFP TF to the spinal cord, scientists were able to measure increased levels of the three major isoforms of the VEGF-A protein that resulted in a neuroprotective effect. Specifically, they observed a statistically significant decrease in nerve fiber degradation and post-injury nerve cell death. In collaboration with Dr. Fehlings, Sangamo is evaluating the ZFP TF, designed to upregulate the expression of the gene encoding VEGF-A, in nerve crush and SCI models. VEGF has been demonstrated to have direct neurotrophic and neuroprotective properties in several models that assess nerve integrity and health.

    -- Michael Gilman, Ph.D., was appointed to Sangamo's Scientific Advisory Board. Dr. Gilman is currently President and CEO of Stromedix, Inc. and most recently served as Executive Vice President of Research at Biogen Idec, Inc. Prior to joining Biogen Idec, Dr. Gilman served as Executive Vice President and Chief Scientific Officer of Ariad Pharmaceuticals Inc.

    Nine-Month Results

    For the nine-month period ended September 30, 2006 the consolidated net loss was $8.9 million, or $0.28 per share, compared with a consolidated net loss of $10.6 million, or $0.42 per share, in the comparable period in 2005. Revenues for the nine months ended September 30, 2006 were $5.7 million as compared to $1.1 million in the same period of 2005. Total expenses for the nine months ended September 30, 2006 and 2005 were $16.6 million and $11.9 million, respectively.

    Conference Call and Webcast

    Sangamo will host a conference call today at 2:00 p.m. PT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 888-873-4896 for domestic callers and 617-213-8850 for international callers. The passcode for the call is 38387340. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview". For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PT on October 30, 2006 to 9:00 p.m. PT on November 6, 2006. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 60562367. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences, Inc.

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase 1 clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, neuropathic pain, cancer and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA- binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X- linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at www.sangamo.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward- looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

                             SELECTED FINANCIAL DATA
                      (in thousands, except per share data)
                                   (unaudited)

                                          Three Months Ended              Nine Months Ended
                                             September 30,                   September 30,
                                     ----------------------------    ----------------------------
                                         2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------
Consolidated Statement
 of Operations Data:
Revenues                             $      1,779    $        412    $      5,692    $      1,087
Operating expenses:
 Research and development                   3,853           2,988          11,470           8,210
 General and
  administrative                            1,569           1,216           5,145           3,705
  Total operating
   expenses                                 5,422           4,204          16,615          11,915
Loss from operations                       (3,643)         (3,792)        (10,923)        (10,828)
Interest income, net                          798             125           2,007             228
Net loss                             $     (2,845)   $     (3,667)   $     (8,916)   $    (10,600)

Basic and diluted
 net loss per
 common share                        $      (0.09)   $      (0.14)   $      (0.28)   $      (0.42)

Shares used in
 computing basic
 and diluted net loss
 per common share                          30,714          25,430          31,960          25,386

                                      September 30,      Dec. 31,
CONDENSED BALANCE SHEET DATA              2006             2005
----------------------------------   --------------   --------------
Cash, cash equivalents,
 and investments                     $       56,990   $       47,174
Total assets                                 58,299           48,983
Total stockholders' equity                   50,935           37,814

SOURCE  Sangamo BioSciences, Inc.
    -0-                             10/30/2006
    /CONTACT: Elizabeth Wolffe of Sangamo BioSciences, Inc., Ph.D., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson of Burns McClellan, Inc., +1-212-213-0006/
    /Web site:  http://www.sangamo.com /
    (SGMO)